Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

GREENACREAGE REAL ESTATE CORP.

FIRST: GreenAcreage Real Estate Corp., a Maryland corporation (hereinafter called the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all of the provisions of the charter currently in effect and as hereinafter amended.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

NewLake Capital Partners, Inc.

ARTICLE II

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation, or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as amended or supplemented from time to time.

“Charter” means the charter of the Corporation, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning as provided in Section 5.1 hereof.

“Corporation” has the meaning as provided in Article I hereof.

“Director” means a director of the Corporation.

“Distributions” means any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.2(c) hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“MGCL” means the Maryland General Corporation Law, as in effect from time to time.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit (as defined in Section 5.8(a) hereof) applies.

“Preferred Stock” has the meaning as provided in Section 5.1 hereof.

“REIT” means a real estate investment trust under the REIT Provisions of the Code.

“REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the Treasury Regulations promulgated thereunder.

“Securities” means any of the following issued by the Corporation, as the text requires: Shares, any other stock, shares, or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, or otherwise, or any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options, or rights to subscribe to, purchase or acquire, any of the foregoing.

“Shares” means shares of stock of the Corporation of any class or series, including Common Stock and Preferred Stock.

“Stockholders” means the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

ARTICLE III

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying and engaging in business as a real estate investment trust under the REIT Provisions of the Code and such activities as are necessary, incidental, or appropriate in connection therewith) for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.

The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The total number of Shares that the Corporation shall have authority to issue is 500,000,000 Shares, consisting of (a) 400,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (b) 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized Shares having par value is $5,000,000. If Shares of one class of stock are classified or reclassified into Shares of another class of stock pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased, and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 5.1. The Board, with the approval of a majority of the entire Board, and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares of Common Stock:

(a) Common Stock Subject to Terms of Preferred Stock. The shares of Common Stock shall be subject to the express terms of any series of Preferred Stock.

(b) Description. Subject to Section 5.8 hereof and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board may classify or reclassify any unissued shares of Common Stock (whether or not such shares have been previously classified or reclassified) from time to time into one or more classes or series of stock by setting or changing in any one or more respects the class and series designations of shares of capital stock or setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock.

(c) Distribution Rights. The Board from time to time may authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions in cash or other assets of the Corporation or in Securities of the Corporation, including Shares of one class payable to holders of Shares of another class, or from any other source as the Board in its discretion shall determine. The Board shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Corporation; provided, however, that Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

(d) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of shares of Common Stock shall be determined in accordance with applicable law. Each holder of shares of Common Stock of a particular class shall be entitled to receive, ratably with each other holder of shares of Common Stock of such class, that portion of such aggregate assets available for distribution ratably in proportion to the number of shares of Common Stock held by them.

(e) Voting Rights. Except as may be provided otherwise in the Charter (including Section 5.8 hereof), and subject to the express terms of any class or series of Preferred Stock hereafter classified or reclassified, the holders of shares of Common Stock shall have the right to vote on all matters (as to which a common Stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. Shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Preferred Stock. The Board may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of Shares.

Section 5.4 12.5% Series A Redeemable Cumulative Preferred Stock.

(a) Designation and Number. A series of Preferred Stock, designated the “12.5% Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be one hundred twenty-five (125).

(b) Rank. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution, or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock of the Corporation and to all other equity securities issued by the Corporation from time to time (together with the Common Stock, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(c) Dividends.

(i) Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.5% per annum of the total of $1,000.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series A Preferred Stock shall be credited first against the earliest accrued but unpaid dividend due which remains payable.

(ii) No dividends on shares of Series A Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment, or setting apart for payment or provide that such authorization, payment, or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. For purposes of this Section 5.4, “affiliate” shall mean any party that controls, is controlled by, or is under common control with the Corporation.

(iii) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 5.4(c)(ii) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and except as provided in Section 5.4(c)(ii) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(iv) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of Junior Securities) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased, or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Securities).

(v) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock shall be authorized and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(vi) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(vii) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the Capital Gains Amount allocable to holders of the Series A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

(d) Liquidation Preference.

(i) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation authorize and set aside for payment, out of the assets of the Corporation legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (A) $1,000.00 per share, (B) all accrued and unpaid dividends thereon through and including the date of payment, and (C) if the liquidation occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities. In the event that the Corporation elects to set aside the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Stock. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(iii) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(iv) Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution, or winding up of the Corporation, accompanied by a check or other payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of the Corporation, and all rights of the holders of such shares will terminate. Such notice shall be given to each record holder of the Series A Preferred Stock at the respective address of such holder as the same shall appear on the share transfer records of the Corporation.

(v) The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease, or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution, or winding up of the Corporation; provided, however, that any such transaction which results in an amendment, restatement, or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a liquidation of the Corporation for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by Iroquois Capital Advisors, LLC).

(e) Redemption.

(i) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5.4(e)(iii) below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

Period	Redemption Premium
Issuance date until December 31, 2021	$50
Thereafter	$0

If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(ii) Limitations on Redemption. Unless full cumulative dividends on all shares of the Series A Preferred Stock shall have been, or contemporaneously are, authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Corporation (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or any purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(iii) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of the Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(iv) Procedures for Redemption.

(A) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation, and all rights of the holders of such shares will terminate. Such notice shall be given to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(B) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (I) the redemption date; (II) the Redemption Price; (III) the number of shares of Series A Preferred Stock to be redeemed; (IV) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (V) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(C) If notice of redemption of any shares of the Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of the Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice, and no further action on the part of the holders of such shares shall be required.

(D) The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Stock shall be irrevocable except that: (I) The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings and (II) Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(v) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

(f) Voting Rights. Except as provided in this Section 5.4(f), the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by Iroquois Capital Advisors, LLC), voting as a separate class, shall be required for (i) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (ii) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (iii) any reclassification of the Series A Preferred Stock.

(g) Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(h) Notice. All notices to be given to the holders of the Series A Preferred Stock shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission, (iv) electronic mail, or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.

(i) Restriction on Ownership and Transfer. The shares of the Series A Preferred Stock are subject to the provisions of Section 5.8 hereof regarding the restrictions on ownership and transfer.

Section 5.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Section 5.8 hereof and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including the ability to grant exclusive voting rights on a Charter amendment that would alter contract rights, as expressly set forth in the Charter, only of the specified class or series of stock), restrictions, including without limitation, restrictions as to transferability, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events, or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.6 Stockholders’ Consent in lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting by consent, in writing, or by electronic transmission, in any manner and by the vote permitted by the MGCL and set forth in the Bylaws.

Section 5.7 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

Section 5.8 Restrictions on Ownership and Transfer.

(a) Definitions. For purposes of this Section 5.8, the following terms shall have the following meanings:

“100 Stockholders Date” means January 30, 2020.

“Actual Ownership” means the actual and direct ownership of Shares by a Person, and does not take into account indirect ownership, Constructive Ownership or Beneficial Ownership, or any form of beneficial, constructive, or attributed ownership. The terms “Actual Owners,” “Actually Owns,” “Actually Owning,” and “Actually Owned” shall have the correlative meanings.

“Aggregate Share Ownership Limit” means 7.5% (in value or number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares. The value and number of the outstanding Shares shall be determined by the Board, which determination shall be conclusive for all purposes hereof

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning,” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 5.8(c)(vi) hereof; provided, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning,” and “Constructively Owned” shall have the correlative meanings.

“Dependent Excepted Holder” means, in respect of any Excepted Holder, any present or future Person Constructively Owning or Beneficially Owning Shares on account of the Actual Ownership of Shares by such Excepted Holder.

“Excepted Holder” means any Stockholder for whom an Excepted Holder Limit is created by the Board pursuant to an Excepted Holder Agreement pursuant to Section 5.8(b)(vii) hereof.

“Excepted Holder Agreement” means any agreement between the Corporation and any Stockholder pursuant to which an Excepted Holder Limit is established pursuant to Section 5.8(b)(vii) hereof.

“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 5.8(b)(viii) hereof, the percentage limit established by the Board pursuant to a Excepted Holder Agreement pursuant to Section 5.8(b)(vii) hereof, as adjusted pursuant to the terms of such Excepted Holder Agreement if applicable.

“Initial Date” means January 1, 2020.

“Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the Board.

“Ownership Limit” means (i) with respect to shares of Common Stock, 7.5% (in value or number of Shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation; and (ii) with respect to any class or series of shares of Preferred Stock, 7.5% (in value or number of Shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock. The number and value of the outstanding Shares of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Shares by any Person, Shares that may be acquired upon conversion, exchange, or exercise of any Securities of the Corporation directly or constructively held by such Person, but not Shares issuable with respect to the conversion, exchange, or exercise of Securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange, or exercise.

“Prohibited Owner” means, with respect to any purported Transfer, any Stockholder other than an Excepted Holder whose Shares, but for the provisions of this Section 5.8, would be Beneficially Owned or Constructively Owned in violation of Section 5.8(b)(i) hereof, or, with respect to an Excepted Holder, whose Shares are automatically transferred to a Trust in accordance with the terms of an Excepted Holder Agreement by reference to Section 5.8(b)(i)(c) hereof, and if appropriate in the context, shall also mean any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” means the first day on which the Board determines pursuant to Section 7.3 hereof that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership, and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any Securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” means any trust provided for in Section 5.8(c)(i) hereof.

“Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

(b) Shares.

(i) Ownership Limitations. Subject to Section 5.9 hereof:

(A) Basic Restrictions.

(I) During the period commencing on the Initial Date and prior to the Restriction Termination Date, (1) except as set forth in any articles supplementary creating any class or series of Shares or in any Excepted Holder Agreement, no Person shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, and (2) except as set forth in any Excepted Holder Agreement, no Person, shall Beneficially Own or Constructively Own Shares in Excess of the Ownership Limit.

(II) During the period commencing on the Initial Date and prior to the Restriction Termination Date, except as set forth in any Excepted Holder Agreement, no Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(III) During the period commencing on the 100 Stockholders Date and prior to the Restriction Termination Date, no Person shall Transfer any Shares if, as a result of such Transfer, the Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Notwithstanding any other provisions contained herein (but subject to Section 5.9), any Transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code, and without reference to the rules of attribution under Section 544 of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(B) Transfer in Trust. Subject to the provisions of any Excepted Holder Agreement, if any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 5.8(b)(i)(A)(I) hereof or Section 5.8(b)(i)(A)(II) hereof,

(I) then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 5.8(b)(i)(A)(I) hereof or Section 5.8(b)(i)(A)(II) hereof (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.8(c) hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(II) if the transfer to the Trust described in clause (I) of this sentence would not be effective for any reason to prevent the violation of Section 5.8(b)(i)(A)(I) hereof or Section 5.8(b)(i)(A)(II) hereof, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 5.8(b)(i)(A)(I) hereof or Section 5.8(b)(i)(A)(II) hereof shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(C) Pursuant to the terms of any Excepted Holders Agreement, if any Shares actually held by an Excepted Holder are required to be automatically transferred to a Trust by reference to this Section 5.8(b)(i)(C),

(I) then that number of Shares specified in such Excepted Holder Agreement shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.8(c) hereof, effective as of the close of business on the Business Day prior to the date of such Transfer or event other circumstance, and in the case of a Transfer such Person shall acquire no rights in such Shares; or

(II) solely to the extent provided in such Excepted Holder Agreement, in the case of a Transfer, if the transfer to the Trust described in the immediately preceding clause (I) would not be effective for any reason, then the Transfer of that number of Shares specified in such Excepted Holder Agreement shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(D) Subject to the provisions of any Excepted Holders Agreement, to the extent that, upon a transfer of Shares pursuant to Section 5.8(b)(i)(B), a violation of any provision of this Section 5.8 would nonetheless be continuing (for example, where the ownership of Shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to the number of Trusts, each having a distinct Trustee and one or more Charitable Beneficiaries that are distinct from those of each other Trust, such that there is not a violation of any provisions of this Section 5.8.

(ii) Remedies for Breach. If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 5.8(b)(i) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 5.8(b)(i) hereof (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation, or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 5.8(b)(i) hereof shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(iii) Notice of Restricted Transfer. Any Stockholder in respect of any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares Actually Owned by such Stockholder that will or may violate Section 5.8(b)(i)(A)(I) hereof or Section 5.8(b)(i)(A)(II) hereof, or any Person who would have Actually Owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 5.8(b)(i)(B) hereof or Section 5.8(b)(i)(C) hereof, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(iv) Owners Required to Provide Information. Prior to the Restriction Termination Date:

(A) every Stockholder that is the Actual Owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such Stockholder, the number of Shares Beneficially Owned, and a description of the manner in which such Shares are held. Each such Stockholder shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Ownership Limit, and

(B) each Stockholder shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v) Remedies Not Limited. Subject to Section 7.3 hereof, nothing contained in this Section 5.8(b) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT; provided, however, that the Board shall not take any adverse action with respect to any Shares owned by an Excepted Holder except as specifically provided in such Excepted Holder Agreement.

(vi) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.8(b), Section 5.8(c) hereof, or any definition contained in Section 5.8(a) hereof, the Board shall have the power to determine the application of the provisions of this Section 5.8(b) or Section 5.8(c) hereof or any such definition with respect to any situation based on the facts known to it. In the event this Section 5.8(b) or Section 5.8(c) hereof requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 5.8 or of any Excepted Holder Agreement. Subject to the provisions of any Excepted Holder Agreement, absent a decision to the contrary by the Board, if a Person would have (but for the remedies set forth in Section 5.8(b)(ii)) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 5.8(b) hereof, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not Actually Owned) by such Person, pro rata among the Persons who Actually Own such Shares based upon the relative number of the Shares held by each such Person.

(vii) Exceptions.

(A) The Board may (prospectively or retroactively) exempt a Person from the Aggregate Share Ownership Limit or the Ownership Limit, as the case may be, and from compliance with Section 5.8(b)(i)(A)(ii) hereof, and make such other modifications to the terms of this Section 5.8 in respect of Shares owned by such Stockholder, and may establish or increase an Excepted Holder Limit for such Person if:

(I) the Board obtains such representations, covenants, and undertakings from such Person as are requested by the Board, if any, and as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 5.8(b)(i)(A)(II) hereof;

(II) either (i) such Person does not, and represents that it will not, own (actually or constructively, including after the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own (actually or constructively, including after the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation), or (ii) such Person enters into such arrangements with the Corporation as the Board deems advisable to minimize the risk that the Corporation would fail to qualify as a REIT on account of the Corporation owning (actually or constructively, including after the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) interests in one or more tenants that is described in Section 856(d)(2)(B) of the Code such that income derived by the Corporation from such tenants would cause the Corporation to fail to satisfy the any of the gross income requirements of Section 856(c) of the Code.

(B) Prior to granting any exception pursuant to Section 5.8(b)(vii)(A) hereof, the Board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C) Subject to Section 5.8(b)(i)(A)(II) hereof, an underwriter, placement agent, or initial purchaser that participates in a public offering, a forward sale, a private placement, or private resale of Shares (or Securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or

Securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale, private placement, or private resale of such Shares and provided that the restrictions contained in Section 5.8(b)(i)(A) hereof will not be violated following the distribution by such underwriter, placement agent, or initial purchaser of such Shares.

(viii) Change in Aggregate Share Ownership Limit and Ownership Limit. Subject to Section 5.8(b)(i)(A)(II) hereof, and subject to the terms of any Excepted Holder Agreement, the Board may from time to time increase or decrease the Aggregate Share Ownership Limit and the Ownership Limit; provided, however, that a decreased Aggregate Share Ownership Limit and/or Ownership Limit will not be effective for any Person whose Beneficial Ownership or Constructive Ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit and/or Ownership Limit until such time as such Person’s Beneficial Ownership or Constructive Ownership of Shares equals or falls below the decreased Aggregate Share Ownership Limit and/or Ownership Limit, but any further acquisition or increase in Beneficial Ownership or Constructive Ownership of Shares will be in violation of the Aggregate Share Ownership Limit and/or Ownership Limit and, provided, further, that the new Aggregate Share Ownership Limit and/or Ownership Limit would not allow five or fewer Persons to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Shares.

(ix) Notice to Stockholders upon Issuance or Transfer. Upon issuance or Transfer of Shares prior to the Restriction Termination Date, the Corporation shall include with any notice, in lieu of issuance of a share certificate, a legend in a form substantially similar to the following:

The securities of NewLake Capital Partners, Inc., a Maryland corporation (the “Corporation”), are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own Shares in excess of 7.5% (in value or in number of Shares, whichever is more restrictive) of the total outstanding Shares or 7.5% (in value or in number of Shares, whichever is more restrictive) of any class or series of Shares; (ii) no Person may Beneficially Own or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code, and without reference to the rules of attribution under Section 544 of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially Owns or Constructively Owns

or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least fifteen (15) days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (i) and (ii) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. The terms described in this statement may be modified by the Board pursuant to one or more Excepted Holder Agreements. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this notice have the meanings defined in the Corporation’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

(c) Transfer of Shares in Trust.

(i) Ownership in Trust. Subject to the provisions of any Excepted Holder Agreement, upon any purported Transfer or other event or circumstance described in Section 5.8(b)(i) hereof, or in any Excepted Holder Agreement, that would result in a transfer of Shares to a Trust, such Shares shall be transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 5.8(b)(i) hereof. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.8(c)(vi) hereof.

(ii) Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other Distributions, and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the

Corporation that the Shares have been transferred to the Trustee shall be paid by the recipient of such dividend or other Distribution to the Trustee upon demand, and any dividend or other Distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other Distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares have been transferred to the Trustee, and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 5.8, until the Corporation has received notification that Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of Stockholders.

(iv) Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that Shares have been transferred to the Trust, the Trustee shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership or other limitations set forth in Section 5.8(b)(i) hereof or in any Excepted Holder Agreement. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate, and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.8(c)(iv). The Prohibited Owner shall receive the lesser of (A) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise, or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust, and (B) the price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 5.8(c)(iii) hereof. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (x) such Shares shall be deemed to have been sold on behalf of the Trust, and (y) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.8, such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Stock Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (A) the price per Share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the

Market Price at the time of such devise or gift), and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 5.8(c)(iii) hereof. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 5.8(c)(iv) hereof. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate, and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (A) the Shares held in the Trust would not violate the restrictions set forth in Section 5.8(b)(i) hereof in the hands of such Charitable Beneficiary, and (B) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

(d) Notwithstanding anything to the contrary herein, no Shares owned by any Excepted Holder shall be transferred to a Trust, nor shall any Transfer of Shares owned by any Excepted Holder be voided ab initio except as provided in such Excepted-Holder Agreement.

Section 5.9 Settlements. Nothing in Section 5.8 hereof shall preclude the settlement of any transaction entered into through the facilities of any U.S. national securities exchange or automated interdealer quotation system or Canadian stock exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Section 5.8 hereof, and any transfer in such a transaction shall be subject to all of the provisions and limitations set forth in Section 5.8 hereof.

Section 5.10 Severability. If any provision of Section 5.8 hereof or any application of any such provision is determined to be void, invalid, or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of Section 5.8 hereof shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 5.11 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of Section 5.8 hereof.

Section 5.12 Non-Waiver. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

Section 5.13 Preemptive and Appraisal Rights. Except as may be provided by the Board in setting the terms of classified or reclassified Shares pursuant to Section 5.5 hereof or as may otherwise be provided by contract approved by the Board, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which it may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Number of Directors. The current number of Directors of the Corporation shall be seven (7). From and after the date hereof, the number of Directors of the Corporation shall be determined in accordance with the Bylaws; provided that in no event shall there be less than the minimum number of Directors required by the MGCL. The names of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

David Weinstein

Gordon Dugan

Alan Carr

Mandy Lam

Anthony Coniglio

Peter Martay

Peter Kadens

The Board may fill any vacancy on the Board, whether resulting from an increase in the number of Directors or otherwise, in the manner provided in the Bylaws.

Section 6.2 Resignation or Removal.

(a) Any Director may resign by delivering notice to the Board, effective upon receipt by the Board of such notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of shares of Preferred Stock, any Director or the entire Board may be removed from office at any time only by the affirmative vote of Stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Directors.

(b) The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board in setting the terms of any class or series of stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

ARTICLE VII

POWERS OF THE BOARD OF DIRECTORS

Section 7.1 General. The business and affairs of the Corporation shall be managed under the direction of the Board. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Charter or determination made by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland as now or hereafter in force.

Section 7.2 Authorization by the Board of Stock Issuance. The Board may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or Securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter, or the Bylaws.

Section 7.3 REIT Qualification. The Board shall take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section 5.8 hereof is no longer required for REIT qualification.

Section 7.4 Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares:

(a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares, or the payment of other Distributions on Shares;

(b) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits, or excess of profits over losses on sales of assets;

(c) the amount, purpose, time of creation, increase or decrease, alteration, or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid, or discharged);

(d) any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including the terms, preferences, conversion, or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications, or terms or conditions of redemption of any class or series of Shares) or the Bylaws;

(e) the fair value, or any sale, bid, or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares;

(f) the number of Shares of any class of the Corporation;

(g) any matter relating to the acquisition, holding, and disposition of any assets by the Corporation;

(h) any interpretation of the terms and conditions of one or more of the agreements with any Person;

(i) the compensation of Directors, officers, employees, or agents of the Corporation; and

(j) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter, or the Bylaws, or otherwise to be determined by the Board;

provided, however, that any determination by the Board as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination, and no Director shall be liable for making or failing to make such a determination.

ARTICLE VIII

EXTRAORDINARY ACTIONS

Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIABILITY OF STOCKHOLDERS, DIRECTORS, AND OFFICERS

Section 9.1 Limitation of Stockholder, Director, and Officer Liability; Indemnification.

(a) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 9.1(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 9.1(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

(b) To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan, or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Section 9.1 shall vest immediately upon election of a Director or officer. The Corporation may, with the approval of its Board, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above or to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Section 9.1 shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement, or otherwise.

(c) No Stockholder shall be liable for any debt, claim, demand, judgment, or obligation of any kind with respect to the Corporation by reason of it being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of it being a Stockholder.

ARTICLE X

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any outstanding Shares. All rights and powers conferred by the Charter on Stockholders, Directors, and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board and approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

THIRD: The amendment to and restatement of the Charter as herein set forth have been duly advised and approved by the Board and approved by the Stockholders as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH: The number of Directors and the names of those who are currently serving are as set forth in Section 6.1 of Article VI of the foregoing amendment and restatement of the Charter.

SEVENTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

EIGHTH: These Articles of Amendment and Restatement shall become effective at 12:02 p.m. (Eastern Time) on March 17, 2021.

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IN WITNESS WHEREOF, GreenAcreage Real Estate Corp. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 17th day of March, 2021.

ATTEST:	GREENACREAGE REAL ESTATE CORP.

/s/ Wilson Pringle	By:	/s/ David Weinstein
Name: Wilson Pringle	Name:	David Weinstein
Title: Secretary	Title:	Chief Executive Officer

[Signature Page to Articles of Amendment and Restatement]